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                                                                     Exhibit 5.1



January 8, 1998


PCI Chemicals Canada Inc.
c/o Pioneer Americas Acquisition Corp.
4300 NationsBank Center
700 Louisiana Street
Houston, Texas  77002

Re: Registration Statement on Form S-4
    (File No. 333-41221)

Ladies and Gentlemen:

We are counsel to PCI Chemicals Canada Inc., a New Brunswick, Canada corporation (the "Company" and, together with Pioneer Americas Acquisition Corp., a Delaware corporation ("PAAC") and the other subsidiaries of PAAC, the "Issuers"), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-41221) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $175,000,000 in aggregate principal amount of 9-1/4% Series B Senior Secured Notes due 2007 (the "Exchange Notes") offered in exchange for up to $175,000,000 in aggregate principal amount of outstanding 9-1/4% Series A Senior Secured Notes due 2007 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). The Original Notes were issued under, and the Exchange Notes are to be issued under, an Indenture, dated as of October 30, 1997 (the "Indenture"), by and among the Issuers and the United States Trust Company of New York, as trustee. The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

In so acting, we have examined copies of such records of the Issuers and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents and the truth and correctness of any representations or warranties therein contained. As to various


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PCI Chemicals Canada Inc.
January 8, 1998
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questions of fact material to such opinions, we have relied upon certificates of officers of the Issuers and of public officials.

Based upon the foregoing, we are of the opinion that:

1.   PAAC, Pioneer Americas, Inc., Pioneer Chlor Alkali Company, Inc., Pioneer
     (East), Inc., PCI Carolina, Inc. and Pioneer Licensing, Inc. are duly formed and validly existing under the laws of the State of Delaware.

2. The execution and delivery of the Indenture has been duly authorized by the Issuers, and the Indenture constitutes a legal, valid and binding obligation of the Issuers, enforceable against the Issuers in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. The Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4. The Guarantees have been duly authorized and, when the Exchange Notes have been duly executed and authenticated, and the Guarantees have been duly executed, in accordance with the terms of the Indenture, and the Exchange Notes have been delivered to the holders as described in the Prospectus, the Guarantees will constitute legal, valid and binding obligations of the Guarantors, will be entitled to the benefits of the Indenture and will be enforceable against the Guarantors in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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PCI Chemicals Canada Inc.
January 8, 1998
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This opinion is limited to the laws of the State of New York, the General
Corporation Law of the State of Delaware and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction. In rendering our opinions expressed in paragraphs 2, 3 and 4 above, we have relied on the opinions of Stewart McKelvey Stirling Scales, Canadian counsel, and Kent R. Stephenson, Esq., Vice President, General Counsel and Secretary of the Company, in each case addressed to you and of even date herewith, to the extent our opinions relate to due authorization, execution and delivery by corporations not incorporated in the State of Delaware.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the Exchange Notes and the Guarantees and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto.

Very truly yours,

/s/ Willkie Farr & Gallagher